UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2008

Dear Shareholder:

It is my pleasure to invite you to the 2008 Annual Meeting of Shareholders of W&T Offshore, Inc. to be held on Monday, May 5, 2008 at 10:00 a.m., Central Daylight Time, at the Houston City Club, One City Club Drive, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our annual report on Form 10-K.

You received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to our records or the records of your broker or other nominee. Our board of directors has determined that owners of record of our common stock at the close of business on March 26, 2008 are entitled to notice of, and have the right to vote at, the annual meeting and any reconvened meeting following any adjournment or postponement of the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Tracy W. Krohn

Chairman of the Board,

Chief Executive Officer and

President

Nine Greenway Plaza, Suite 300

Houston, Texas  77046

Phone (713) 626-8525

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2008

Notice is hereby given that the 2008 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held at the Houston City Club, One City Club Drive, Houston, Texas 77046 on May 5, 2008 at 10:00 a.m. Central Daylight Time for the following purposes:

(1)	to elect six (6) directors to hold office until the Annual Meeting of Shareholders in the year 2009 and until their successors are duly elected and qualified;

(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2008; and

(3)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 26, 2008 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder at the Annual Meeting, and for ten days prior thereto at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

By Order of the Board of Directors,

J. F. Freel

Chairman Emeritus and Secretary

Houston, Texas

April 9, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 5, 2008

The Proxy Statement and our Annual Report to Shareholders are also available on our website at www.wtoffshore.com.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO US, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE 2008 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Nine Greenway Plaza, Suite 300

Houston, Texas  77046

Phone (713) 626-8525

W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors of W&T Offshore, Inc. for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 5, 2008 at the Houston City Club, One City Club Drive, Houston, Texas 77046, at 10:00 a.m. Central Daylight Time, or at any adjournments or postponements thereof. Unless the context requires otherwise, references in this Proxy to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about April 9, 2008.

Purposes of the 2008 Annual Meeting

The purposes of the 2008 Annual Meeting are: (1) to elect six directors to the Board of Directors of the Company; (2) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2008; and (3) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof. Although the Board does not anticipate that any other matters will come before the 2008 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on March 26, 2008 (the “Record Date”) will be entitled to notice of and to vote at the 2008 Annual Meeting. As of the Record Date, there were 76,369,123 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the judge of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting.

Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. In accordance with the Company’s Restated Articles of Incorporation, cumulative voting will not be permitted, and all directors will be elected by a plurality of the votes cast at the Annual Meeting. The vote of a majority of the voting power of the quorum so represented at the Annual Meeting is required to approve the ratification of Ernst & Young LLP’s appointment. Votes will be counted by the judge of election, who will be selected by the chair of the Annual Meeting.

The Board of Directors is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on the election of directors and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2008, whether or not you attend in person. If you execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the Board’s recommendations. If you submit a proxy card, you may subsequently revoke it by submitting a revised proxy card or a written revocation at any time before your original proxy is voted. You may also attend the Annual Meeting in person and vote by ballot, which would effectively cancel any proxy you previously gave.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board of Directors is composed of six directors, Messrs. Tracy W. Krohn, J. F. Freel, Stuart B. Katz, S. James Nelson, Jr., Robert I. Israel and Ms. Virginia Boulet. Mr. Katz has informed the Board of Directors that he does not wish to stand for re-election. At the Annual Meeting, six directors are to be elected, each of whom will serve until the 2009 Annual Meeting and until his or her successor is duly elected and qualified.

The Board has nominated and, unless authority to vote is withheld or otherwise properly instructed, the persons named as official proxies on the enclosed proxy card intend to and will vote “FOR” the election of the following individuals as members of the Board of Directors: Ms. Virginia Boulet and Messrs. J. F. Freel, Samir G. Gibara, Robert I. Israel, Tracy W. Krohn and S. James Nelson, Jr. Mr. Gibara is nominated to fill the vacancy created by Mr. Katz, who is not standing for re-election. Each nominee has consented to be nominated and to serve if elected.

Information about the Nominees

Virginia Boulet, age 54, has served on the Board of Directors of the Company since March 2005. She has been employed as Special Counsel to Adams and Reese, LLP, a law firm, since 2002. She is also an adjunct professor of law at Loyola University Law School. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Additionally, she serves on the board of directors of CenturyTel, Inc., a telecommunications company. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School.

J. F. Freel, age 95, has served as a director since the Company’s founding in 1983 and Secretary of the Company since 1984. Mr. Freel has been actively involved in the oil and natural gas business since 1934, first as a geophysicist for eleven years with the Humble Oil and Refining Company (“Humble”), then, in 1945, as founder and president of Research Explorations, Inc., a geophysical survey contractor to major oil companies, including Humble, until it was sold in 1963. In 1964, he became founder and president of Kiowa Minerals Company (“Kiowa”), a company that engaged in development drilling operations in Texas and Louisiana. Since 1983, Kiowa has not been active in oil and natural gas operations. Mr. Freel is married to Mr. Krohn’s mother.

Samir G. Gibara, age 68, is nominated to fill the vacancy created by Mr. Katz not standing for re-election. Mr. Gibara is the retired Chairman of the Board of The Goodyear Tire & Rubber Company (“Goodyear”). He also served as CEO of Goodyear from 1996 through 2002. Mr. Gibara is a graduate of Cairo University and holds a M.B.A from Harvard University. Mr. Gibara also attended the Kellogg Graduate School of Management at Northwestern University. He has served on the boards of directors of Goodyear, Sumitomo Rubber Industries, International Paper Company and Dana Corp. He currently serves on the board of directors of International Paper Company and is a member of its Audit, Compensation and Nominating Committees.

Robert I. Israel, age 58, has served on the Board of Directors of the Company since 2007. He is currently a Partner at Compass Advisers, LLP, a private equity and investment banking firm. Prior to joining Compass in 2000, he was the head of the Energy Department of Schroder & Co., Inc. from 1990 to 2000. Additionally, he serves on the board of Randgold Resources Limited, an African-based gold mining company, and several non-public energy related companies. Mr. Israel holds a M.B.A. from Harvard University and a B.A. from Middlebury College.

Tracy W. Krohn, age 53, has served as Chief Executive Officer (“CEO”) and President since he founded the Company in 1983, as Chairman of the Board since 2004 and as Treasurer from 1997 until 2006. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1982 to 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and CEO of Aviara Energy Corporation in Houston, Texas. Mr. Krohn’s mother is married to Mr. Freel.

S. James Nelson, Jr., age 65, has served on the Board of Directors of the Company since January 2006. In 2004, he retired, after 15 years of service, from Cal Dive International, Inc. (now known as Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., where he became a partner in 1976. Mr. Nelson is also a certified public accountant. Additionally, Mr. Nelson serves on the boards of directors of Oil States International, Inc., ION Geophysical (formerly Input/Output, Inc.) and Quintana Maritime Ltd. Mr. Nelson received a B.S. in Accounting from Holy Cross College and holds a M.B.A. from Harvard University.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SIX NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of our Board appointed Ernst & Young LLP (“Ernst & Young”), independent public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2008. We are advised that no member of Ernst & Young has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent accountants. A representative of Ernst & Young is expected to be present at the annual meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Ernst & Young has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by Ernst & Young and its affiliates to the Company for the years ended December 31, 2007 and 2006 are identified below.

	2007	2006
Audit fees (1)	$1,711,050	$1,922,858
Audit related fees (2)	—	574,000
Tax fees (3)	204,145	141,270
All other fees (4)	1,624	1,500

	$1,916,819	2,639,628

(1)	Includes fees for audit of our annual consolidated financial statements, including the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements, fees related to our debt and equity offerings, issuance of comfort letters and consents and reviews of various documents filed with the Securities and Exchange Commission.
(2)	Includes fees for an audit related to the Kerr-McGee transaction and audit related issues with respect to proposed transactions.
(3)	Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.
(4)	Includes an annual fee for access to an accounting literature database.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

Audit Committee Report

The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable New York Stock Exchange (“NYSE”) rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

During the last year, and earlier this year in preparation for the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “10-K”), the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•

discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•

based on these reviews and discussions, as well as private discussions with the independent auditors and appropriate Company financial personnel, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•

determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal to Ratification of Appointment of Independent Accountants (Proposal 2)), are compatible with maintaining the independence of the independent auditors. The Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2007 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by Ernst & Young. The Audit Committee has determined that the provision of Ernst & Young’s non-audit services is compatible with maintaining Ernst & Young’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr. (Chairman)	Robert I. Israel	Stuart B. Katz

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 53.5% of the outstanding shares of Common Stock, the Company is a “controlled company” under NYSE Corporate Governance Rules. Accordingly, the Company is not required to maintain a (i) majority of independent directors on the Board, (ii) Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, the Company requires that the Compensation Committee of the Board consist entirely of independent directors, as is more fully discussed under the heading Standing Committees of the Board of Directors below.

Independence

The Board has determined that each director and nominee, other than Messrs. Krohn and Freel and Ms. Boulet, is “independent” as defined by the NYSE listing standards. A business relationship with the Company or family relationship with an officer or director would prevent a director from being considered by the Board as “independent.”

Standing Committees of the Board of Directors

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As discussed above, the Company is a “controlled company” within the meaning of the rules of the NYSE, and, accordingly, is not required to maintain an independent Compensation Committee or independent Nominating and Corporate Governance Committee. The Company believes, however, that it is in its best interests to have the Compensation Committee consisting entirely of independent directors. As such, the Company’s Compensation Committee Charter adopted by the Board of Directors requires all members to be independent.

Audit Committee

Currently, Messrs. Israel, Katz and Nelson sit on the Company’s Audit Committee. If elected, Mr. Gibara has agreed to assume Mr. Katz’s position on the Audit Committee. Mr. Nelson is Chair of the Audit Committee. The Board has determined that Messrs. Nelson, Israel, Katz and Gibara are “independent” under the standards of both the NYSE and SEC regulations. The Board considers Messrs. Nelson, Israel, Katz and Gibara to be “audit committee financial experts,” as defined under the Exchange Act and the rules and regulations promulgated thereunder. In connection with his appointment, the Board of Directors considered the fact that Mr. Nelson is a member of the audit committees of three other public companies, and found that such simultaneous service will not, and does not, impair his ability to effectively serve on the Audit Committee of the Company.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent public accountants that audit the Company’s financial statements and approving any other services provided by the accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) monitoring the operation of such system and the integrity of the Company’s financial statements, monitoring the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) reporting to the Board periodically concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described under the heading Audit Committee Report on page 5. A copy of the Audit Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Mr. Krohn, Mr. Freel and Ms. Boulet serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. None of these directors meets the NYSE standards for independence. The purpose of the committee is to nominate candidates to serve on the Board of Directors and to approve director compensation. The factors and processes used to select potential nominees are more fully described in the section entitled Identifying and Evaluating Nominees for Directors on page 10. The committee is also responsible for monitoring a process to assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Messrs. Nelson and Katz serve as members of the Compensation Committee. Both of these directors qualify as independent directors under NYSE listing standards, the Company’s corporate governance guidelines, “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee performs an annual review of the compensation and benefits of the executive officers, establishes and reviews general policies related to employee compensation and benefits and administers the Long-Term Incentive Compensation Plan and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the CEO of the Company. If elected, Mr. Gibara has agreed to serve on the Compensation Committee when Mr. Katz’s term as a member of the Board of Directors expires, and Mr. Nelson will serve as Chair of the Compensation Committee. Mr. Gibara is also independent under NYSE listing standards. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Long Term Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management, or committee or subcommittee, as the Committee deems appropriate. However, the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Meetings of the Board and the Committees of the Board

During 2007, the Board of Directors held six meetings. The Compensation Committee held three meetings in 2007, and the Nominating and Corporate Governance Committee held one meeting in 2007. In 2007, the Audit Committee met six times. All of the directors attended at least seventy-five percent of the meetings of the Board and of the committees on which they served during 2007.

The Company’s directors are encouraged to attend the annual meeting of shareholders, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of shareholders held in 2007.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board of Directors. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s annual meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading Identifying and Evaluating Nominees for Directors.

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting, and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

J. F. Freel

Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends to the Board, nominees as directors to be presented for election at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity, age, skills, occupation, and understanding of financial statements and financial reporting systems. The Committee will also consider and weigh these factors in light of the current composition and needs of the Board. In 2008, the Committee approved Mr. Gibara’s inclusion on the Company’s proxy card for election to the Board of Directors at the 2008 Annual Meeting based on the Committee’s own recommendation and aforementioned review process.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock have been reserved for issuance under the 2004 Directors Compensation Plan. On May 15, 2007, each non-employee director (excluding Mr. Israel, who was newly elected to the Board) received a restricted stock grant having a fair market value (calculated as of the close of trading on the NYSE on such date) equal to $40,000. The total number of shares of restricted stock heretofore granted (and not cancelled) to non-employee directors equal 7,679 shares, leaving 659,239 shares of common stock available for future grants.

From January 2007 to March 2007, the non-employee directors were paid in accordance with a compensation plan still in effect from the prior year, 2006. Such compensation plan, implemented by the Board in January 2006, paid to each non-employee director of the Company the following compensation: (i) an annual retainer of $30,000, payable in equal quarterly installments; (ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Director Compensation Plan covering shares of common stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual shareholder meeting) equal to $40,000; and (iii) compensation of $1,250 for each meeting of the Board or any board committee meeting attended. The terms of the restricted stock grant are as set forth in the Company’s 2004 Director Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant. Additionally, Mr. Nelson, as chairman of the Audit Committee, received an annual retainer of $15,000.

In March 2007, the Board accepted the recommendation of the Compensation Committee and the Nominating and Corporate Governance Committee to revise the compensation paid to non-employee directors of the Company to provide that each would receive the following compensation: (i) an annual retainer of $30,000, payable in equal quarterly installments; (ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Director Compensation Plan covering shares of common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $40,000; (iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended; (iv) compensation of $5,000 for serving on any committee of the Board (except Chair of the Audit Committee); (v) compensation of $5,000 for serving as chair of any committee of the Board (except Chair of the Audit Committee); and (vi) compensation of $15,000 for serving as Chair of the Audit Committee of the Board. The terms of the restricted stock grant are as set forth in the Company’s 2004 Director Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant.

In February 2008, the Board accepted the recommendation of the Compensation Committee and the Nominating and Corporate Governance Committee to revise the compensation paid to non-employee directors of the Company to provide that each would receive the following compensation: (i) effective January 1, 2008, an annual retainer of $40,000, payable in equal quarterly installments; (ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Director Compensation Plan covering shares of common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $70,000; (iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended; (iv) compensation of $5,000 for serving on any committee of the Board (except Chair of the Audit Committee); (v) compensation of $5,000 for serving as chair of any committee of the Board (except Chair of the Audit Committee); and (vi) compensation of $15,000 for serving as Chair of the Audit Committee of the Board. The terms of the restricted stock grant are as set forth in the Company’s 2004 Director Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant.

To the extent that a director requests the Company to, or any of a director’s employer requires such director to pay or deliver any fees and stock compensation earned from service on the Company’s Board, the Company will pay or deliver any fees and stock compensation related to the director’s service on the Board to such director’s employer (or an affiliate) as designated by such director. By agreement with their employers, such fees due Mr. Katz and Mr. Luikart are to be paid to Jefferies Capital Partners. In addition, the Company has agreed to pay the cash fees earned by Mr. Nelson to FSD Corporation, an entity wholly owned by Mr. Nelson. Notwithstanding the existence of the aforementioned circumstances—whereby directors have designated their fees be paid to another entity—the Board determined that each of these persons was “independent” as defined by the NYSE listing standards.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2007:

Name	Fees Earned or Paid in Cash		Stock Awards (1)(2)	All Other Compensation		Total
Stuart B. Katz	$60,350	(3)	$22,354	$—		$82,704
Robert I. Israel (4)	30,900		—	—		30,900
Virginia Boulet	42,450		22,354	5,000	(5)	69,804
S. James Nelson, Jr.	67,350	(6)	22,354	—		89,704
James L. Luikart (7)	23,847	(3)	—	—		23,847

(1)

The amounts reflect the compensation expense recognized by the Company for financial reporting purposes in 2007, calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(2)	As of December 31, 2007, each Director has the following aggregate number of outstanding shares of restricted stock accumulated for all years of service as a Director: Stuart B. Katz—2,121 shares; Robert I. Israel—0 shares; Virginia Boulet—2,121 shares; S. James Nelson, Jr.—2,121 shares; and James L. Luikart—0 shares. Mr. Luikart was originally granted 987 shares of restricted stock for service as a director in 2006; however, of this amount, only 329 vested. The remaining 658 shares were forfeited in connection with the expiration of his term as director on May 15, 2007. Mr. Luikart did not receive a stock award for service as a director in 2007.
(3)	The cash fees earned by Messrs. Katz and Luikart were paid to a designee of their employer, Jefferies Capital Partners.
(4)	Mr. Israel was elected to the Company Board on May 15, 2007 at the 2007 Annual Meeting of the Shareholders and did not receive a stock award in 2007.
(5)	A contribution of $5,000 to Ms. Boulet’s political campaign was made in 2007.
(6)	The cash fees earned by Mr. Nelson were paid to a wholly owned designee of Mr. Nelson, FSD Corporation.
(7)	Mr. Luikart’s term as a director ended on May 15, 2007, the date of the 2007 Annual Meeting.

Communications with the Board of Directors

At each regular meeting of the Board of Directors, the non-management directors meet in scheduled executive sessions without management. The non-employee directors elected Stuart B. Katz as the presiding director of those meetings. Mr. Nelson has been designated by the Board as the presiding director to fill the vacancy created by Mr. Katz’s departure from the Board. As set forth on the Company’s website (www.wtoffshore.com), interested parties who would like to contact Mr. Katz (or Mr. Nelson following the Annual Meeting) on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 26, 2008, based on the 76,369,123 shares of Common Stock outstanding on that date, of (i) the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers as of December 31, 2007, (ii) each of the Company’s directors and nominees, (iii) all executive officers and directors of the Company as a group as of December 31, 2007, and (iv) each person who beneficially owns more than five percent of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn	40,863,307	53.50%
J. F. Freel	5,087,270	6.66%
W. Reid Lea	140,974	*
John D. Gibbons	5,902	*
Stephen L. Schroeder	89,785	*
Stuart B. Katz	13,189	*
S. James Nelson, Jr.	3,450	*
Virginia Boulet	2,450	*
Samir G. Gibara	—	—
Robert I. Israel	—	—
Directors and Executive Officers as a Group (10 persons)	46,206,327	60.50%
FMR LLC (2) 82 Devonshire Street Boston, MA, 02109	8,445,200	11.08%

*	Less than one percent
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.
(2)	All information in the table and in this notice with respect to FMR LLC (successor of FMR Corp.) (“FMR”) is based solely on the Schedule 13G/A filed by FMR with the SEC on February 14, 2008. According to the 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is the beneficial owner of 8,445,200 shares or 11.079% of the Common Stock outstanding of the Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 7,100,000 shares or 9.314% of the Common Stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR, through its control of Fidelity and the Funds, each has sole power to dispose of the 8,445,200 shares owned by the funds. The Schedule 13G/A states that members of the family of Edward C. Johnson 3d, Chairman of FMR, representing 49% of the voting power of FMR may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. According to the 13G/A, the Funds’ Boards of Trustees has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2007 and written representations that no other reports were required with respect to 2007, these persons complied with applicable Section 16(a) filing requirements, except: (i) each of Stuart B. Katz, S. James Nelson, Jr. and Virginia Boulet, directors, filed a Form 4 on May 31, 2007 that was due May 15, 2007 for a transaction with respect to a grant of 1,463 shares of restricted stock; (ii) John D. Gibbons, an officer, filed the Form 4 late for one transaction involving the disposition of 571 shares of common stock; (iii) Stephen L. Schroeder, an officer, filed the Form 4 late for one transaction involving the disposition of 945 shares of common stock ; and (iv) W. Reid Lea, an officer, filed the Form 4 late for one transaction involving the disposition of 2,140 shares of common stock. Each of the identified officers filed a Form 4 for the above transactions on February 12, 2008 that was due December 31, 2007 and involved the disposition of shares of common stock to satisfy tax withholding obligations. In addition, the Company filed a Form 3 for Robert I. Israel on March 27, 2008, which should have been filed on May 25, 2007, ten days after he was elected to the Board.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The primary objectives of our compensation program for executive officers are to attract, as needed, and retain the best possible executive talent, to stimulate our executive officers efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align the executives’ incentives with enhancement of shareholder value. In particular, our compensation program for executive officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserve and production rates and to contain increases in lease operating expense (“LOE”) and general and administrative (“G&A”) expense. Currently, the Compensation Committee is responsible for establishing the compensation of the executive officers of the Company, including salary, bonuses and stock-related compensation. The Compensation Committee has established metrics by which executive bonuses and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Committee applied the following compensation objectives in connection with its deliberations:

•

compensating the Company’s executives with salaries comparable to those of similarly-situated executives at comparable companies, while taking into account the Company’s own relative performance and strategic goals, and

•

providing a substantial portion of the executives’ compensation in the form of incentive compensation based upon the Company’s short and long-term performance and the individual, departmental or divisional achievements of the executives.

It has been our strategy to compensate our executives (other than our Chief Executive Officer) under the same plan as our other employees, albeit at a higher potential award level. As such, the general and performance based goals are the same for all of our employees.

Elements of 2007 Executive Compensation

Our executive officers’ compensation currently has three primary components—base salary, long-term stock awards granted pursuant to our incentive plans described below and annual cash bonuses. Each component of the compensation program serves a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Grants of long-term incentives are primarily designed to tie a portion of each executive’s compensation to long-term future performance. Cash bonuses are used to reward individual contributions and superior job performance in connection with the overall performance of the Company. In addition, executives participate in the benefit plans and programs that are generally available to all employees of the Company and receive limited perquisites and other personal benefits. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.

Base Salary. Base salaries for our executive officers are established based on their role within the Company and the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels (based on publicly available information from the Company’s peer group) after taking into account individual responsibilities, performance and experience.

Long-Term Incentive Compensation and Annual Bonus. In determining the long-term incentive component of our executive officers’ compensation, the Compensation Committee considers the value of similar incentive awards at comparable companies. Our executive officers are eligible to receive awards under our Long-Term Incentive Compensation Plan, the purpose of which is to provide incentives to the Company’s employees, officers, consultants and advisors to devote their abilities and energies to our success. The Long-Term Incentive

Compensation Plan permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock and performance shares. At December 31, 2007, the Company had reserved 1,224,837 shares for issuance pursuant to awards made under the Long-Term Incentive Compensation Plan available for future grants.

Under the Long-Term Incentive Compensation Plan, awards other than stock options and stock appreciation rights given to any of the Company’s executive officers whose compensation must be disclosed in the Company’s annual securities filings and are subject to the limitations imposed by Section 162(m) of the Code must be based on the attainment of certain performance goals established by the Board of Directors or the Compensation Committee. Additionally, the performance goals must include formulas for calculating the amount of compensation payable if the goals are met and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess that the goals were met and determine the amount to be paid. The Company’s awards are designed to comply with Section 162(m) of the Code.

Consistent with certain provisions of the Code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to a named executive officer and a maximum amount of compensation payable as an award under the Long-Term Incentive Compensation Plan (other than stock options and stock appreciation rights) to a named executive officer.

In October 2005, the Board amended the Long-Term Incentive Compensation Plan with the 2005 Annual Incentive Compensation Plan (as amended, the “Annual Plan”). The purpose of the Annual Plan is to retain the Company’s key employees, to attract talented and dedicated employees, to reward superior job performance and to encourage teamwork among our employees by linking every employee’s bonus opportunity with the overall performance of the Company.

Eligible employees, including our executive officers, are eligible to earn bonuses in the form of cash compensation and restricted stock awards under the Annual Plan. All bonuses paid under the Annual Plan for any fiscal year will be limited to 5% of the Company’s pre-tax income for such year. Part of the bonus will be a General Bonus that is paid to the extent that 5% of the Company’s pre-tax income is sufficient for the payment. An additional bonus, referred to as the Extraordinary Performance Bonus, is to be paid only if the Company achieves both a 5% growth in year-to-year production and a 5% growth in total proved reserves over the year for which the bonus is paid. If these financial targets are met, one-half of the Extraordinary Performance Bonus is paid. An additional one-quarter of the Extraordinary Performance Bonus is due if the Company’s LOE, per Mcfe of production, does not grow by more than 5% in the fiscal year for which the bonus is paid, and another one-quarter of the Extraordinary Performance Bonus is due if the Company’s G&A expenses, per Mcfe of production, do not grow by more than 5% in the fiscal year for which the bonus is paid. The G&A cost containment target was modified for 2008 to reset the unit of production cost comparison to fiscal year 2006.

The Annual Plan provides that, subject to the limits described above, each executive officer shall be entitled to receive a General Bonus payable in (a) cash equal to 40% of his or her base salary and (b) restricted stock valued at 65% of his or her base salary. Each executive officer is also eligible to receive a maximum Extraordinary Performance Bonus payable in (a) cash in an amount of up to 20% of his or her base salary and (b) restricted stock valued at up to 32.5% of his or her base salary. Stock awarded under the Annual Plan is issued pursuant to the Long-Term Incentive Compensation Plan. Tracy W. Krohn was not a participant in the Annual Plan in 2007.

Other Compensation and Benefits. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees.

Perquisites and Other Personal Benefits. The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions. Under an arrangement between the Company and the Chief Executive Officer, he is entitled to the use of Company provided aircraft in which the Company has a fractional interest for personal travel. This benefit is reported as “other compensation” in the Summary Compensation Table that follows. For security reasons and to facilitate efficient business travel, Mr. Krohn uses Company provided aircraft for both business and personal travel. Even though the Company considers these costs a necessary business expense rather than a perquisite, in line with SEC guidance, the Summary Compensation Table, which follows, includes the amounts attributable to Mr. Krohn’s personal aircraft usage. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

Setting Executive Compensation

The Board annually reviews the recommendation of executive management regarding the performance-based goals for the Company and establishes the targets for reserve growth, production growth, LOE containment and G&A cost containment metrics, which were selected due to the Board’s belief they are important measures of Company performance and, in turn, potential shareholder value. For fiscal years 2006, 2007 and 2008, the target for growth in reserves and production was and is 5% year over year, including acquisitions for fiscal year 2006. The targets were met in 2006. For fiscal year 2007, the target for growth in both reserves and production were not met. Consequently, the employees and executives were eligible for only the General Bonus, as defined under the Company’s Annual Plan described above, and not eligible for the Extraordinary Performance Bonus, as defined under the Annual Plan. However, bonuses paid under the Annual Plan for any fiscal year are limited to 5% of the Company’s pre-tax income for such year. Accordingly, the General Bonus pool as described by the Annual Plan was adequate to pay only about 70% of the total eligible benefits and as a result, the General Bonus for all employees (including executives) was pro rated accordingly. Each named executive officer, other than Mr. Krohn and Mr. Talafuse, received a cash bonus equal to approximately 28% of his base salary paid in 2007 and stock awards equal to approximately 45% of his base salary paid in 2007.

For fiscal year 2008, the target is to hold LOE to no more than 5% growth on a unit of production basis (dollars per equivalent unit of oil and gas production) and to hold G&A to no more than a 5% growth on a unit of production basis as compared to fiscal year 2006. The G&A goal is being reset to 2006 standards to reflect an increase in hiring levels as a result of an increase in level of activity from the acquisition of the properties from Kerr-McGee and the planned drilling program for 2008.

Concurrently, the Board sets the performance based goals for the Annual Plan, and the Compensation Committee evaluates the potential short-term and long-term compensation of the executive officers. The Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members (which includes our presiding director) but also our Chief Executive Officer and our Executive Vice President (except when the compensation of the Chief Executive Officer and Executive Vice President are discussed). The Compensation Committee assumes that the performance goals set by the Board of Directors are met and then benchmarks executive compensation against a group of peers, which the Compensation Committee believes the Company competes for stockholder investment. The Company’s group of peers includes the following companies: Newfield Exploration Company, Callon Petroleum Company, ATP Oil & Gas Corporation, Mariner Energy, Inc., Energy Partners, Ltd., and Stone Energy Corporation.

During 2005, the Compensation Committee retained a compensation consultant to advise it on base-level and performance compensation but concluded that the incremental value from the consultant did not warrant repeating the process. In 2006 and 2007, the Compensation Committee instructed the Executive Vice President to make a specific analysis of the peer group executive compensation. The Committee reviewed the results of the analysis during several meetings and asked for additional analysis to be conducted. Based upon this review, the Committee made its recommendations to the Board. Subsequently, the Committee met again in March 2007, reviewed the final performance results for the Company for 2006 and authorized payment of the executive officer bonuses in conformance with the Annual Plan. Likewise, in March 2008, the Compensation Committee met to review the final performance results for the Company for 2007 and authorized payment of the General Bonus to employees and executive officers under the Annual Plan.

Compensation Policies

Tax and Accounting Treatment. To the extent that it is practicable and consistent with the Company’s executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Code and any regulations promulgated thereunder (collectively, “Section 162(m)”) in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of the named executive officers. If compliance with Section 162(m) conflicts with the Committee’s compensation objectives or is contrary to the best interests of the shareholders, the Committee will pursue its objectives, regardless of the attendant tax implications.

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). In accordance with SFAS No. 123(R), compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because the Company may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation Among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Incentive awards under the Long-Term Incentive Compensation Plan may be granted in any one or a combination of (a) incentive stock options, (b) nonqualified stock options, (c) stock appreciation rights, (d) restricted stock and (e) performance shares.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The Company does not have a formal policy with respect to whether executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the Annual Plan, however, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

2007 Chief Executive Officer Compensation

Mr. Krohn, the Company’s Chief Executive Officer, receives an annual base salary of $500,000 and a nondiscretionary bonus of $250,000 under the terms of his employment agreement. Although he was entitled to the nondiscretionary bonus of $250,000, Mr. Krohn has asked that the bonus not be paid for fiscal year 2007. In addition, Mr. Krohn utilizes aircraft in which the Company has a fractional interest (this benefit is reported as “other compensation” in the Summary Compensation Table that follows herein). The Compensation Committee periodically reviews the compensation of Mr. Krohn using the practices described above. The Compensation Committee also takes into account Mr. Krohn’s majority ownership of the Company’s common stock. Based upon its review, the Compensation Committee determined to maintain Mr. Krohn’s salary and bonus at the same level in 2007 as in 2006. In 2007, Mr. Krohn did not receive any equity awards under the Company’s compensation plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Stuart B. Katz (Chairman)	S. James Nelson, Jr.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman, Chief Executive Officer and President, each person who served as the Chief Financial Officer in 2007, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2007.

Name and Principal Position	Year	Salary		Cash Bonus (1)		Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)(5)		Total
Tracy W. Krohn	2007	$500,000		$—		$—	$—	$—	$—	$418,552		$918,552
Chairman, Chief Executive Officer and President	2006	500,000		250,000		—	—	—	—	498,731		1,248,731

W. Reid Lea	2007	386,000		108,199		215,962	—	—	—	11,250		721,411
Executive Vice President and Manager of Corporate Development	2006	348,000		139,200		228,556	—	52,200	—	11,000		778,956

John D. Gibbons	2007	289,000	(a)	81,100		99,748	—	—	—	70,327		540,175
Senior Vice President, Chief Financial Officer and Chief Accounting Officer (b)

Stephen L. Schroeder	2007	270,000		75,702		114,094	—	—	—	10,385		470,181
Senior Vice President and Chief Operating Officer (b)

William W. Talafuse (c)	2007	230,000		—	(d)	83,154	—	—	—	959,639	(e)	1,272,793
Former Interim Chief Financial Office and Chief Accounting Officer	2006	230,000		92,000		102,212	—	34,500	—	11,000		469,712

(a)	Mr. Gibbons’ salary reflects a pro rata disbursement of his base salary for the period beginning February 26, 2007 through December 31, 2007.
(b)	Mr. Gibbons and Mr. Schroeder were not named executive officers in 2006.
(c)	Mr. Talafuse served as interim Chief Financial Officer and Chief Accounting Officer from March 28, 2006 until February 26, 2007, at which time John D. Gibbons was appointed Senior Vice President and Chief Financial Officer.
(d)	Mr. Talafuse was not entitled to a cash bonus under the 2005 Annual Incentive Plan for 2007 in as much as his employment terminated on February 1, 2008.
(e)	The Company paid $948,389 in 2008 to Mr. Talafuse in connection with the termination of his employment on February 1, 2008.

(1)	The amounts under “Cash Bonus” for 2006 reflect the cash portion of the General Bonus under the 2005 Annual Incentive Plan accrued for 2006 and paid in March 2007, except for Mr. Krohn, whose bonus is paid in accordance with his employment agreement. The amounts under “Cash Bonus” for 2007 reflect the cash portion of the General Bonus under the 2005 Annual Incentive Plan accrued for 2007 and paid in March 2008, except for Mr. Krohn. Mr. Krohn declined his cash bonus for 2007 under his employment contract, which would have been payable in 2008.
(2)	The amounts under “Stock Awards” reflect the compensation expense recognized by the Company for financial reporting purposes in 2006 and 2007 respectively, calculated in accordance with SFAS No. 123(R), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.
(3)	The amounts under “Non-Equity Incentive Plan Compensation” for 2006 reflect the cash portion of the Extraordinary Performance Bonus under the 2005 Annual Incentive Plan for 2006 and paid in March 2007.
(4)	Excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. The amounts under “All Other Compensation” for Mr. Krohn in 2006 include the incremental costs of $487,731 associated with Mr. Krohn’s personal use of aircraft in which the Company owns a fractional interest (“Use of Aircraft”). The amounts under “All Other Compensation” for 2007 include: (i) For Mr. Krohn, the incremental costs of $407,302 associated with Mr. Krohn’s Use of Aircraft; and (ii) For Mr. Gibbons, the incremental costs of $59,077 for membership to Lakeside Country Club.
(5)	The amounts under “All Other Compensation” for 2006 include company matching contributions to our 401(k) plan of $11,000 for each individual listed above. The amounts under “All Other Compensation” for 2007 include company matching contributions to our 401(k) plan for each individual listed above.

2007 Grants of Plan-Based Restricted Stock Awards

In March 2008, our Board of Directors approved payment of a General Bonus for 2007 under our incentive compensation plan, as described above in the Compensation Discussion and Analysis. The restricted stock portion of the General Bonus and the Extraordinary Performance Bonus for 2006 was granted in 2007. The restricted stock granted in 2007 vests in three equal increments, the first vesting occurred on December 31, 2007, and will thereafter occur on December 31, 2008 and 2009. The following table sets forth information with respect to such restricted stock awards made to the named executive officers in 2007.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards (1)
Name		Threshold	Target	Maximum
Tracy W. Krohn	—	—	—	—	$—
Stephen L. Schroeder	03/30/07	—	7,860	—	215,364
W. Reid Lea	03/30/07	—	11,352	—	311,045
John D. Gibbons	02/26/07	—	6,473	—	200,404
William W. Talafuse	03/30/07	—	7,503	—	205,582

(1)	The dollar amount indicated is the aggregate grant date fair value computed in accordance with SFAS No. 123(R). The assumptions used in determining the grant date fair value are described in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding restricted stock that has not vested for each named executive officer outstanding as of December 31, 2007. The Company did not grant option awards in 2007 and there are no stock options outstanding as of December 31, 2007.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Tracy W. Krohn	—		$—
Stephen L. Schroeder	6,192	(2)	185,512
W. Reid Lea	10,611	(3)	317,906
John D. Gibbons	4,315	(4)	129,277
William W. Talafuse	6,027	(5)	180,569

(1)	The market value of the shares of restricted stock that have not vested was calculated using the closing price of the Company’s common stock on December 31, 2007 of $29.96 per share.
(2)	The unvested restricted stock of Mr. Schroeder outstanding as of December 31, 2007 vests as follows: 3,572 shares on December 31, 2008; 2,620 shares on December 31, 2009.
(3)	The unvested restricted stock of Mr. Lea outstanding as of December 31, 2007 vests as follows: 6,827 shares on December 31, 2008; 3,784 shares on December 31, 2009.
(4)	The unvested restricted stock of Mr. Gibbons outstanding as of December 31, 2007 vests as follows: 2,158 shares on December 31, 2008; 2,157 shares on December 31, 2009.
(5)	The unvested restricted stock of Mr. Talafuse vested on February 1, 2008, the date of his termination.

Stock Vested

The following table sets forth information regarding the vesting of restricted stock for each of the named executive officers during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Tracy W. Krohn	—	$—
Stephen L. Schroeder	3,573	107,047
W. Reid Lea	6,827	204,537
John D. Gibbons	2,158	64,654
William W. Talafuse (2)	3,527	105,669

(1)	The value realized on vesting was calculated using the closing price of the Company’s common stock on December 31, 2007 of $29.96 per share.
(2)	The number of shares acquired on vesting for Mr. Talafuse does not include the 6,027 shares, having a Market Value of $180,569, which vested upon his termination on February 1, 2008. Such shares are referenced in the Outstanding Equity Awards at Fiscal Year-End table above.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Each of the Company’s named executive officers have employment agreements with the Company.

Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer and President. Mr. Krohn serves under an employment agreement with an initial term expiring three years from January 28, 2005. On the third anniversary date, and on the same date every year thereafter, his agreement will automatically renew for one additional year, unless terminated before any such renewal date by Mr. Krohn or the Company.

Mr. Krohn’s employment agreement provides for an annual base salary of $500,000 and a nondiscretionary bonus of $250,000, subject to review from time to time by the Compensation Committee for possible increases based on Mr. Krohn’s performance. Under an arrangement with the Company, he is entitled to the use of aircraft in which the Company has a fractional interest for personal travel. The Compensation Committee also has the authority to pay additional cash bonuses to Mr. Krohn in its discretion, during the term of his agreement.

If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than for “cause” (generally defined to include Mr. Krohn’s fraud or dishonesty in the performance of Company business which results in demonstrable damage to the Company, his conviction of a crime of moral turpitude, any violation of his confidentiality or non-competition obligations, or any willful failure, neglect, or refusal to perform his duties under the agreement or any material breach by him of his agreement), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities) Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 2.99 times his average annual income over the most recent five taxable years. If the Company should undergo a change in control while the agreement is in effect and Mr. Krohn is either constructively or actually terminated under the conditions set forth in his agreement within two years of a change of control, then he will be entitled to receive 2.99 times his average annual taxable income from the Company over the five taxable years that end before the change of control transaction. If Mr. Krohn’s employment agreement was terminated by the Company (other than for “cause”), by Mr. Krohn for “good reason,” or a “change of control” occurred, in each case, on December 31, 2007, the maximum payment to Mr. Krohn would have been $2,465,428. The definition of “change of control” in Mr. Krohn’s employment agreement varies from the employment contracts for the other executive officers in that such an event only occurs upon (i) any merger or consolidation whereby the outstanding stock of the Company prior to the transaction constitutes less than 50% of the voting power in the resulting entity; (ii) any sale of all or substantially all of the Company’s assets; or (iii) the complete liquidation of the Company.

Mr. Krohn has agreed that during the term of his agreement and for a period of two years thereafter, he will not compete with the Company or solicit any of the Company’s customers, employees, consultants or independent contractors with whom we do business.

Mr. Gibbons serves under an employment agreement that expires on February 26, 2010, provided, however, that beginning on February 26, 2008 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Gibbons’ current base salary under his employment agreement is $350,000. His agreement also provides for termination benefits, triggered in certain situations including a change in control in an amount of three times the “base amount” of such employee’s annual compensation, determined in accordance with Section 280G of the Code, (“Section 280G”) less $1.00. If Mr. Gibbons’ employment agreement was terminated by the Company (other than for “cause”—which, for Mr. Gibbons and the other named executive officers, other than Mr. Krohn, generally is defined to include willful misconduct, gross negligence, material breach of the agreement or Company policy, conviction of a crime of moral turpitude or a felony, and engaging in acts of serious dishonesty which adversely affects the Company), by him for “good reason” (which for Mr. Gibbons and the other executive officers—other than Mr. Krohn—includes a breach by the Company of the agreement; a significant reduction in his title, duties or responsibilities; or any requirement that the executive relocate to a position more than fifty miles from his present business address) or a “change of control” (as defined below) occurred, in each case, on December 31, 2007, the maximum payment to Mr. Gibbons would have been $1,224,755. In such cases of termination, Mr. Gibbons, and each of the other named executive officers (other than Mr. Krohn), are also entitled to have the Company reimburse them for a period of twelve months after termination for the difference between the amount that such former employee pays to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended (“COBRA”) and the employee contribution amount that active senior employees pay for the same or similar coverage under the Company’s health group plan.

Mr. Lea serves under an employment agreement that expires on October 20, 2008, provided, however, that beginning on October 20, 2006 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Lea’s current base salary under his employment agreement is $400,000, reflecting an increase in 2007 pursuant to a review by the Compensation Committee of his performance and market conditions at that time. His agreement also provides for termination benefits, triggered in certain situations including a change in control, in an amount of three times the “base amount” of such employee’s annual compensation, determined in accordance with Section 280G, less $1.00. If Mr. Lea’s employment agreement was terminated by the Company (other than for cause), by him for “good reason,” or a “change of control” (as defined below) occurred, in each case, on December 31, 2007, the maximum payment to Mr. Lea would have been $1,793,006.

Mr. Schroeder serves under an employment agreement that expires on October 20, 2008, provided, however, that beginning on October 20, 2006 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Schroeder’s current base salary under his employment agreement is $270,000. His agreement also provides for termination benefits, triggered in certain situations including a change in control in an amount of three times the “base amount” of such employee’s annual compensation, determined in accordance with Section 280G, less $1.00. If Mr. Schroeder’s employment agreement was terminated by the Company (other than for cause), by him for “good reason,” or a “change of control” (as defined below) occurred, in each case, on December 31, 2007, the maximum payment to Mr. Schroeder would have been $992,918.

William W. Talafuse served as interim Chief Financial Officer and Chief Accounting Officer under an employment agreement that was to expire on September 28, 2008, provided, however, that beginning on September 28, 2006 and each anniversary thereafter, if the agreement had not been terminated it would automatically be extended for an additional one-year period. Mr. Talafuse’s annual base salary in 2007 (excluding bonuses) under his employment agreement was $230,000. His agreement also provided for termination benefits, triggered in certain situations including a change in control in an amount of three times the “base amount” of such employee’s annual compensation (including bonuses), determined in accordance with Section 280G, less $1.00. On September 10, 2007, Mr. Talafuse no longer held the position of interim Chief Financial Officer and Chief Accounting Officer but remained an employee of the Company. Mr. Talafuse’s employment with the Company terminated effective February 1, 2008. In 2008, the Company paid $948,389 to Mr. Talafuse in connection with the termination of his employment. Mr. Talafuse executed a release in favor of the Company in connection with his termination.

Under the employment agreements for each of the aforementioned officers, except Mr. Krohn, “change of control” means (i) a merger, consolidation, or sale of all or substantially all of the assets of the Company if (A) the Board of Directors of the Company prior to the transaction do not constitute a majority of the board of directors of the resulting entity or (B) the shareholders of the Company do not beneficially own 40% or more of the voting power in the resulting entity in similar proportions to what they owned in the Company prior to the transaction; (ii) the dissolution or liquidation of the Company; (iii) when any person acquires ownership or control of more than 60% of the Company or resulting entity (if through a merger); (iv) when, in connection with a contested election, the directors of the Board prior to the contest cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing, a transaction is not a “change in control,” if approved by the Shareholders of the Company and the Board of Directors, and there is no change in control of the Board after the transaction.

Under the Company’s Long-Term Incentive Compensation Plan, in the event of a change of control of the Company (as defined in that plan), all outstanding options, stock appreciation rights and restricted stock become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each award. The plan defines a “change of control” to generally include: (i) when at least 35% of the Company’s shares are not owned by Mr. Krohn, his spouse and descendents, or entities or trusts under Mr. Krohn’s control; (ii) any merger or consolidation whereby the outstanding stock of the Company prior to the transaction constitutes less than 50% of the voting power in the resulting entity; (iii) an acquisition of beneficial ownership by a person if, after the acquisition, the person beneficially owns 35% or more of the outstanding stock of the Company or the voting power of the Company (this does not include any acquisition directly from or by the Company, through an employee benefit plan sponsored by the Company, or that results in beneficial owners of outstanding Company stock prior to the acquisition by another corporation beneficially owning more than 50% of the then-outstanding shares of the corporation in the same proportion as their previous ownership of Company stock); (iv) any sale of all or substantially all of the Company’s assets; or (v) the complete liquidation of the Company. In addition, in the event of a change of control, all performance shares or other performance-based awards shall be immediately payable based upon the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been met up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares or other performance-based award, if such amount is higher. Notwithstanding the foregoing, vesting will not occur with regard to restricted stock if, in the event of a merger into and with an acquiror, each unvested share of restricted stock is converted into the same number of unvested shares of restricted stock of the acquiring company and such conversion is consummated within thirty (30) days of the change in control event.

Under the Company’s Long-Term Incentive Compensation Plan, upon the termination of an executive officer (i) by the Company without cause (as that term is defined in the Plan), (ii) due to the death or permanent disability of the executive officer, (iii) due to the expiration of the term under an employment agreement to which the executive officer is a party (except where expiration of the term is due to an election by the executive officer not to extend) or, (iv) by the executive officer “for good reason” (as that term is defined in each executive officer’s Employment Agreement) under an employment contract to which the executive officer is a party, all unvested restricted stock of the executive officer shall vest on the date of termination.

As of December 31, 2007 (based on the closing stock price of $29.96 per above), in the event of a change in control requiring vesting, or upon termination as described above, the aggregate value of the shares that would have vested upon an event requiring acceleration for each entitled executive officer are as follows: (i) Mr. Gibbons—$129,277, reflecting 4,315 shares; (ii) Mr. Lea—$317,905, reflecting 10,611 shares; and (iii) Mr. Schroeder—$185,512, reflecting 6,192 shares.

Under the Company’s Annual Plan, on the date of a change of control (as defined in the Long-Term Incentive Compensation Plan) the Company’s obligations under all outstanding annual cash bonus awards will be paid, on a pro-rated basis, for that part of the fiscal year that will have lapsed prior to the date of the change of control.

Equity Compensation Plan Information

The following table provides information concerning securities remaining available for future issuance under the Company’s equity compensation plans for employees and executives, as of December 31, 2007. The Company has not issued any options, warrants or other rights under its equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	1,224,837
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,224,837

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company utilizes Brooke Companies, Inc. (“Brooke”) on a non-exclusive basis to provide personnel to fill temporary and permanent staffing needs of the Company. Mr. Krohn’s wife owns 100% of Brooke. During the year ended December 31, 2007, the Company paid Brooke approximately $245,000.

During 2007, we paid approximately $533,000 to Adams and Reese LLP for legal services. A member of our Board of Directors, Virginia Boulet, serves as special counsel to Adams and Reese LLP.

As part of our relocation program for employees moving from Louisiana to Texas, the Company agreed to purchase their homes in Louisiana that had been actively marketed and had been for sale for a period greater than 90 days. The purchase price of an employee’s home was based on a reasonable appraised value. During the year ended December 31, 2006, the Company purchased homes from three of our vice presidents pursuant to the relocation program for a total of approximately $3.8 million. One of the homes was sold in 2007 for a total of approximately $0.9 million, resulting in a pre-tax loss of $0.2 million, which is included in G&A expenses for the year ended December 31, 2007.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”) without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee of the Board of Directors will be responsible for approving and negotiating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board of Directors shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board of Directors may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the annual meeting. Shareholders of the Corporation may also submit proposals 120 days prior to April 19, 2009 for inclusion in the proxy materials. If you want the Company to consider including a proposal in next year’s 2009 proxy statement, you must submit the proposal in writing to our Secretary no later than December 10, 2008. If you want us to consider including a nominee for election to the Board of Directors at the 2009 Annual Meeting, you must submit the nominees name in accordance with the procedures discussed more fully in the section entitled Director Nomination Process on page 9, no earlier than January 5, 2009 and no later than February 2, 2009. Please mail any nomination or proposal following the prescribed guidelines to Secretary, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the 2008 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board of Directors.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, accompanies this Proxy Statement, but it is not to be deemed a part of the proxy soliciting material.

Shareholders may obtain additional copies of our current Annual Report on Form 10-K without charge by writing to our Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

J. F. Freel

Secretary

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/tickersymbol

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01—Ms. Virginia Boulet 02—Mr. J. F. Freel 03—Mr. Samir G. Gibara

04—Mr. Robert I. Israel 05—Mr. Tracy W. Krohn 06—Mr. S. James Nelson, Jr.

For Against Abstain

2. Proposal to ratify appointment of Ernst & Young LLP as the Company’s independent public accountants.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. When shares are held by joint holders, both must sign. When signing as attorney, trustee, administrator, guardian or corporate officer, please provide your FULL title. If partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

NNNNNNN6 1 A V 0 1 7 6 1 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — W&T OFFSHORE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2008

The undersigned hereby appoints Tracy W. Krohn and J. F. Freel, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on March 26, 2008 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 5, 2008, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND FOR PROPOSAL 2. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please see reverse side.)